UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 16, 2015

Net Element, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34887	90-1025599
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3363 NE 163rd Street, Suite 705, North Miami Beach, FL	33160
(Address of Principal Executive Offices)	(Zip Code)

(305) 507-8808
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

The Company held its Special Meeting of shareholders (the "Special Meeting") on November 14, 2015. The matters voted upon at the Special Meeting and the results of such voting are set forth below.

Proposal 1: To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effectuate a reverse split of the Company’s issued and outstanding shares of Common Stock at a ratio of between 1-for-10 and 1-for-30, inclusive, which ratio will be selected at the sole discretion of the Company’s Board of Directors.

For	Against	Abstain
48,383,665	5,062,927	144,945

Proposal 1 was approved.

Proposal 2: To approve the issuance by the Company of restricted shares of Common Stock issuable pursuant to the terms of that certain letter agreement, dated September 11, 2015, to certain accredited investors (including certain of the Company’s directors and officers), and restricted shares of Common Stock issuable upon the exercise of certain options to purchase such shares, for purposes of NASDAQ Listing Rule 5635.

For	Against	Abstain	Broker Non-Vote
28,338,826	1,784,822	45,568	23,422,321

Proposal 2 was approved.

Proposal 3: To authorize the adjournment of the Special Meeting, if necessary to solicit additional proxies, in the event that there are not sufficient votes at the time of the Special Meeting to approve any of the foregoing proposals.

For	Against	Abstain	Broker Non-Vote
29,112,259	878,476	178,481	23,422,321

Proposal 3 was approved.

Item 8.01	Other Events.

The Company is in the process of obtaining an extension to the previously reported period within which the Company would be required to achieve compliance with the Nasdaq’s minimum bid price requirement. Accordingly, the date when the reverse stock split described in Item 5.07 above will be effectuated will be determined by the Company's board of directors at a later date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 17, 2015

NET ELEMENT, INC.

By: /s/ Jonathan New
Name:	Jonathan New
Title:	Chief Financial Officer